Exhibit 1.1

First Citizens BancShares, Inc.

5.231% Fixed-to-Floating Rate Senior Notes due 2031

6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040

Underwriting Agreement

New York, New York

March 6, 2025

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

As Representatives of the several Underwriters

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

First Citizens BancShares, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, (i) $500,000,000 in principal amount of the Company’s 5.231% fixed-to-floating rate senior notes due 2031 (the “Senior Notes”) and (ii) $750,000,000 in principal amount of the Company’s 6.254% fixed-to-fixed rate subordinated notes due 2040 (the “Subordinated Notes” and, together with the Senior Notes, the “Securities”). The Senior Notes will be issued under an indenture (the “Senior Notes Base Indenture”) to be dated as of the Closing Date (as defined below), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Senior Notes Trustee”), as supplemented by the first supplemental indenture, to be dated as of the Closing Date, between the Company and the Senior Notes Trustee (the “Senior Notes First Supplemental Indenture” and, together with the Senior Notes Base Indenture, the “Senior Notes Indenture”). The Subordinated Notes will be issued under an indenture (the “Subordinated Notes Base Indenture”) dated as of March 4, 2020, between the Company and U.S. Bank Trust Company, National Association (the “Subordinated Notes Trustee”), as supplemented by the second supplemental indenture, to be dated as of the Closing Date, between the Company and the Subordinated Notes Trustee (the “Subordinated Notes Supplemental Indenture” and, together with the Subordinated Notes Base Indenture, the “Subordinated Notes Indenture”) (the Subordinated Notes Indenture together with the Senior Notes Indenture, the “Indentures”). To the extent there are no additional Underwriters listed on Schedule II other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

As used in this underwriting agreement (this “Agreement”), the “Registration Statement” means the registration statement referred to in paragraph 1(a)(i) hereof, including the exhibits, schedules and financial statements and any prospectus supplement relating to the Securities that is filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, as amended on each Effective Date, and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date (as defined in Section 3 hereof), shall also mean such registration statement as so amended; the “Effective Date” means each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective; the “Base Prospectus” means the base prospectus referred to in paragraph 1(a)(i) hereof contained in the Registration Statement at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); a “Preliminary Prospectus” means any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a)(i) hereof which is used prior to the filing of the Final Prospectus, together with the Base Prospectus; and the “Final Prospectus” means the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) after the Execution Time, together with the Base Prospectus.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) any issuer free writing prospectus, as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), identified in Schedule III hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto and (v) any other free writing prospectus, as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”), that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

This Agreement, the Indentures and the Securities are collectively referred to herein as the “Transaction Documents,” and the transactions contemplated hereby and thereby are collectively referred to herein as the “Transactions.”

1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the SEC an automatic shelf registration statement, as defined in Rule 405 under the Securities Act (“Rule 405”) (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for the registration of the offering and sale of the Securities under the Securities Act. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the SEC, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), a preliminary prospectus supplement relating to the Securities, which has previously been furnished to you. The Company will file with the SEC a final prospectus supplement relating to the Securities in accordance with Rule 424(b) after the Execution Time. As filed, such final prospectus supplement shall contain all information required by the Securities Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the respective rules thereunder, and the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”); on each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date, the Indentures did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification

(Form T-1) under the Trust Indenture Act of the Senior Notes Trustee or the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Subordinated Notes Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(c) (i) The Disclosure Package, and (ii) each electronic road show, when taken together as a whole with the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Securities in reliance on the exemption in Rule 163 under the Securities Act, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the SEC relating to the Securities within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the SEC pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(g) The interactive data in the eXtensible Business Reporting Language (“XBRL”) included as an exhibit to the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(h) Each of the Company and its “significant subsidiaries” (for purposes of this Agreement, as defined in Rule 405) (individually a “significant subsidiary” and collectively the “significant subsidiaries”) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership, limited liability company, statutory trust or other entity, as applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate or other power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation, partnership, limited liability company, statutory trust or other entity, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except, in the case of the Company’s significant subsidiaries (other than the Principal Banking Subsidiary (as defined below)) only, where the failure to so qualify or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined below). The Company is duly registered as a bank holding company that has elected to be a financial holding company under the Bank Holding Company Act of 1956, as amended. The Company has the corporate power and authority to enter into and perform its obligations under the Transaction Documents.

(i) All the outstanding shares of capital stock or other equity or ownership interests of each of the Company’s significant subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding shares of capital stock or other equity or ownership interests of the Company’s significant subsidiaries are owned by the Company either directly or through subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(j) There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Final Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Final Prospectus); and the statements in the Preliminary Prospectus and the Final Prospectus under the headings “Business—Regulatory Considerations,” “Legal Proceedings” and “Material United States Federal Income Tax Considerations” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(k) This Agreement has been duly authorized, executed and delivered by the Company and when duly executed by the Representatives, will constitute the valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to, or affecting, the rights of creditors of corporations or commercial banks, including laws relating to conservatorship and receivership of insured depository institutions, and to general equity principles, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in this Agreement, may be limited by federal or state securities law or the public policy underlying such laws.

(l) Neither the Company nor First-Citizens Bank & Trust Company (the “Principal Banking Subsidiary”) is, nor, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(m) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained under the Securities Act and the Trust Indenture Act, such as have been received from any Regulatory Agency (as defined below) and such as may be required under the blue sky laws of any jurisdiction or the rules of FINRA in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus.

(n) Neither the Company’s execution, delivery and performance of each of the Transaction Documents, nor the issue and sale of the Securities (including the use of proceeds from the sale of the Securities as described in the Registration Statement, the Disclosure Package and the Final Prospectus under the caption “Use of Proceeds”), nor the consummation of any other of the other Transactions nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, constitute a Debt Repayment Triggering Event (as defined below) under, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its significant subsidiaries pursuant to, (i) the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Company or any of its significant subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its significant subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its significant subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its significant subsidiaries.

(o) No holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(p) The Indentures have been duly authorized by the Company and have been or, at the Closing Date, will be duly qualified under the Trust Indenture Act and, at the Closing Date, will have been duly executed and delivered and will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to, or affecting, the rights of creditors of corporations or commercial banks, including laws relating to conservatorship and receivership of insured depository institutions, and to general equity principles or other similar rights, and except as rights to indemnity or contribution may be limited by federal or state securities law or the public policy underlying such laws); and the Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indentures and delivered to and paid for by the Underwriters pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to, or affecting, the rights of creditors of corporations or commercial banks, including laws relating to conservatorship and receivership of insured depository institutions, and to general equity principles, or other similar rights), entitled to the benefits of the Indenture. The Securities and the Indentures conform in all material respects to the summary descriptions thereof in the Registration Statement, the Disclosure Package and the Final Prospectus and such summary descriptions conform to the rights set forth in and applicable to the instruments defining the same.

(q) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Preliminary Prospectus, the Final Prospectus and the Registration Statement present fairly the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) as applied in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the captions “Capitalization” in the Preliminary Prospectus, the Final Prospectus and Registration Statement fairly present, on the basis stated in the Preliminary Prospectus, the Final Prospectus and the Registration Statement, the information included therein. No other financial statements or supporting schedules are required to be included in the Registration Statement, the Disclosure Package or the Final Prospectus. All disclosures contained in the Registration Statement, any Preliminary Prospectus, the Final Prospectus and any Free Writing Prospectus that constitute non-GAAP financial measures (as defined by the rules and regulations under the Securities Act and the Exchange Act) comply, in all material respects, with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, as applicable. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus.

(r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the Transactions or (ii) would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business, properties, operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto). Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus , the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the business, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s) Each of the Company and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its significant subsidiaries have good and marketable title in fee simple to all of the real property and good title to all personal property and other assets reflected as owned in the financial statements referred to in Section 1(q) above (or elsewhere in the Registration Statement, the Disclosure Package or the Final Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects except (i) for any properties or assets the absence of good and marketable title to which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) as otherwise disclosed in the Registration Statement, the Disclosure Package or the Final Prospectus. The real property, improvements, equipment and personal property held under lease by the Company or any of its significant subsidiaries are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such significant subsidiary.

(t) Neither the Company nor any of its significant subsidiary is in violation or default of (i) any provision of its charter or bylaws, partnership agreement or operating agreement or similar organizational documents, as applicable, or (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(u) Neither the Company nor any of its subsidiary is in violation or default of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except for such violations or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) KPMG LLP, which has certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Final Prospectus, are independent public accountants with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(w) Each of the Company and its subsidiaries has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect) and all such returns are true, correct, and complete in all material respects. Each of the Company and its subsidiaries has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in accordance with GAAP as applied in the United States in the applicable financial statements referred to in Section 1(q) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined, except in any case in where the failure to make such adequate charges, accruals and reserves would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(x) No material labor problem or dispute with the employees of the Company or any of its subsidiaries, exists or, to the knowledge of the Company, is threatened or imminent.

(y) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles and covering such risks as are prudent and customary in the businesses in which they are engaged, including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes except where the failure to be so insured would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; all policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect except where such failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for except where the refusal to provide insurance coverage would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary or appropriate to conduct its business as now conducted at a cost that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(z) No subsidiary of the Company is currently prohibited, directly or indirectly, under any order of any Regulatory Agency (as defined below) (other than orders applicable to bank holding companies and their subsidiaries generally), under any applicable law (other than banking laws and regulations generally limiting the amount that may be paid by banks and their holding companies and their subsidiaries generally), or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(aa) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses as currently conducted and as described in the Registration Statement, the Disclosure Package or the Final Prospectus (the “Permits”), except for such licenses, certificates, permits or authorizations whose failure to obtain would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any such subsidiary is in violation of, or in default under, any of the Permits (except for such violations or defaults that would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect) or has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect; all such filings were in material compliance with applicable laws when filed; and no material deficiencies have been asserted by any Regulatory Agency (as defined below) with respect to any such filings or submissions.

(bb) The Company and each of its subsidiaries make and keep books and records that are accurate in all material respects and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP as applied in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The interactive data in XBRL included or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Final Prospectus fairly presents the information called for in all material respects and is in compliance in all material respects with the SEC’s published rules, regulations and guidelines applicable thereto. As of December 31, 2024, the Company’s internal control over financial reporting was effective. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the internal control over financial reporting (whether or not remediated) of the Company which the Company or the Company’s Board of Directors is aware, (2) no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company of which the Company or the Company’s Board of Directors is aware, (3) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting, or (4) no material violation of or failure to comply in all material respects with United States federal securities laws.

(cc) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act; such disclosure controls and procedures (i) include controls and procedures that are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer as appropriate to allow timely decisions regarding disclosure; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective as of the end of the Company’s most recent fiscal quarter in all material respects to perform the functions for which they were established.

(dd) Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(ee) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and its subsidiaries are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) the Company and its subsidiaries have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to any Environmental Laws. Except as set forth in the Disclosure Package and the Final Prospectus, neither the Company nor any of the subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ff) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(gg) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(hh) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection thereunder, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ii) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the

Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(jj) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(kk) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by His Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(ll) Neither the Company nor any of its subsidiaries has knowingly engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, since April 24, 2019, nor does the Company or any of its subsidiaries have any plans to knowingly engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(mm) The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (other than any corporations, associations or other entities that, in the aggregate, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X).

(nn) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Disclosure Package and Final Prospectus to be conducted. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) to the Company’s knowledge, there are no rights of third parties to any such Intellectual Property that would interfere with the Company’s rights to utilize the same; (ii) to the Company’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) to the Company’s knowledge, there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (vi) to the Company’s knowledge, there is no U.S. patent or published U.S. patent application which contains claims that dominate or may dominate any Intellectual Property described in the Disclosure Package and the Final Prospectus as being owned by or licensed to the Company or any of its subsidiaries or that interferes with the issued or pending claims of any such Intellectual Property; and (vii) there is no prior art of which the Company is aware that may render any U.S. patent held by the Company or any of its subsidiaries invalid or any U.S. patent application held by the Company or any of its subsidiaries un-patentable which has not been disclosed to the U.S. Patent and Trademark Office.

(oo) Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any of the Underwriters and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any of the Underwriters.

(pp) Except as otherwise disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Final Prospectus: (i) there has been no material adverse change, or any development that would reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, stockholders’ equity, consolidated results of operations, or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity; (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its subsidiaries, considered as one entity, or has entered into any material transactions not in the ordinary course of business; and (iii) there has not been any material decrease in the capital stock or any material increase in any long-term indebtedness of the Company or its subsidiaries and there has been no dividend or distribution of any kind declared, paid or made by the Company, other than regular quarterly cash dividends consistent with past practice, dividends paid to the Company or its subsidiaries by any of the Company’s subsidiaries on any class of capital stock, and/or any repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock or portion thereof.

(qq) Except as described in each of the Registration Statement, the Disclosure Package and the Final Prospectus, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships with unconsolidated entities or other persons, which have a material current, or may have a material future, effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital position or resources, or significant components of revenues or expenses.

(rr) The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement, the Disclosure Package and the Final Prospectus under the caption “Capitalization” (other than for subsequent issuances, if any, pursuant to employee benefit plans, or upon the exercise of outstanding options or warrants, or repurchases under the Company’s repurchase program, in each case described in the Registration Statement, the Disclosure Package and the Final Prospectus). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all federal and state securities laws.

(ss) Neither the Company nor any of its subsidiaries is a party to an agreement (whether or not fully binding) obligating the Company or such subsidiary to an acquisition, disposition, or other business combination, or a transfer or sale of the assets (as a going concern) or capital stock of the Company or any such subsidiary, which transaction would be material to the Company and its subsidiaries taken as a whole.

(tt) Neither the Company nor any of its subsidiaries is subject or is party to, or has received any written notice that any of them may become subject or party to any suspension or cease-and-desist order, decree, agreement, consent agreement or order, written agreement or other written statement as described under 12 U.S.C. § 1818(u), memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement or that any such Regulatory Agreement is pending or threatened, provided that the Company makes no representation with respect to confidential supervisory information (including as defined in 12 C.F.R. § 261.2(b)), which, under applicable law and regulation, the Company may not address in this representation. As used herein, the term “Regulatory Agency” means any governmental entity having supervisory or regulatory authority with respect to the Company or any of its subsidiaries, including, but not limited to, any federal or state securities or banking authorities or agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits.

(uu) There are no business relationships or related-person transactions involving the Company or any of its subsidiaries or any other person required to be described in the Registration Statement, the Disclosure Package or the Final Prospectus that have not been described as required.

(vv) All statistical, demographic and market-related data included in the Registration Statement, the Disclosure Package or the Final Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate in all material respects. To the extent required, the Company has obtained the written consent to the use of such data from such sources.

(ww) Except pursuant to this Agreement, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(xx) Each “forward-looking statement” (as defined by Section 27A of the Securities Act or Section 21E of the Exchange Act) contained in the Registration Statement, the Disclosure Package or the Final Prospectus (i) was so included by the Company in good faith and with reasonable basis after due consideration by the Company of the underlying assumptions, estimates and other applicable facts and circumstances and (ii) is accompanied by meaningful cautionary statements identifying those factors that could cause actual results to differ materially from those in such forward-looking statement. No such statement was made with the knowledge of an executive officer or director of the Company that it was false or misleading.

(yy) The Company and each subsidiary has been and is in compliance with all applicable laws, rules and regulations of (including, without limitation, all applicable regulations and orders of, or agreements with) the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Office of the Commissioner of Banks (“NCCOB”), and any other federal or state bank regulatory authority with jurisdiction over the Company or its subsidiaries (collectively, the “Bank Regulatory Authorities”), except where failure to be so in compliance would not be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is “well capitalized” under applicable Federal Reserve regulations. The Principal Banking Subsidiary is “well capitalized” (as that term is defined at 12 C.F.R. § 324.403(b)(1)). Neither the Company nor the Principal Banking Subsidiary has been informed by any Bank Regulatory Authority that its status as “well-capitalized” will change within one year. The Principal Banking Subsidiary is the only depository institution subsidiary of the Company and the Principal Banking Subsidiary is a member in good standing of the Federal Home Loan Bank System.

(zz) The Company and the Principal Banking Subsidiary have no knowledge of any facts and circumstances, and have no reason to believe that any facts or circumstances exist, that would cause the Principal Banking Subsidiary to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory.”

(aaa) The Principal Banking Subsidiary has been duly organized and is validly existing as a state chartered commercial bank regulated by the NCCOB and the FDIC; all of the issued and outstanding capital stock of the Principal Banking Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; and 100% of the capital stock of the Principal Banking Subsidiary is owned directly by the Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or equity. There are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for any capital stock or equity securities of the Principal Banking Subsidiary.

(bbb) The deposit accounts of the Principal Banking Subsidiary are insured by the FDIC up to the legal maximum, the Principal Banking Subsidiary has paid all premiums and assessments required to have been paid by the FDIC and the regulations thereunder, and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of the Company, threatened.

(ccc) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) the Company is not aware of any security breach or other compromise relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); and (ii) neither the Company nor its subsidiaries have been notified of, nor have knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data. The Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and internal policies relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto, the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made on the date and at the time specified in Schedule I hereto or at the time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Agreements. The Company agrees with the several Underwriters that:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the SEC pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the SEC pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the SEC or its staff for any amendment of the Registration Statement, or any Registration Statement under Rule 462(b) of the Securities Act, or for any supplement to the

Final Prospectus or for any additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such rule.

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the SEC, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(e) As soon as practicable, the Company will make generally available to its security holders and to the Representatives (which may be satisfied by filing with the SEC’s EDGAR system) an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(f) Upon request, the Company will furnish to the Representatives and counsel for the Underwriters, without charge, copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering that are required to be prepared, furnished or delivered by the Company.

(g) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Underwriters under the laws of such jurisdictions within the United States as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(h) The Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Company (other than the Securities) or publicly announce an intention to effect any such transaction, until the Business Day that is the Closing Date as set forth on Schedule I hereto.

(i) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(j) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the SEC of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of the Transaction Documents, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(k) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Company with the SEC or retained by the Company under Rule 433 under the Securities Act (“Rule 433”), other than a free writing prospectus containing the information contained in the final term sheet specified in Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rule 164 under the Securities Act (“Rule 164”) and Rule 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto and any other material required to be filed by the Company pursuant to Rule 433(d) shall have been filed with the SEC within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company, threatened.

(b) The Company shall have requested and caused Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel for the Company, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives.

(c) The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished to the Representatives a certificate of the Company, signed by the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any amendments or supplements thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement, and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business, properties, stockholders’ equity or consolidated results of operations of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(e) The Company shall have requested and caused KPMG LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters (which may refer to letters previously delivered to one or more of the Representatives), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, containing statement and information of the type ordinarily included in accountants’ “comfort letters” to underwriters.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business, properties, stockholders’ equity or consolidated results of operations of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(g) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered via electronic mail or other electronic delivery method to Davis Polk & Wardwell LLP, counsel for the Underwriters, at 450 Lexington Avenue, New York, New York 100017, on the Closing Date.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all reasonable expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities; provided that if this Agreement is terminated by the Representatives pursuant to Section 9 hereof, the Company will have no obligation to reimburse any defaulting Underwriter. Except as provided in Section 5(j), this Section 7 and Section 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees, affiliates and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, any Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth in (i) the last paragraph of the cover page regarding delivery of the Securities; (ii) the fifth paragraph under the caption “Underwriting,” (iii) the sixth paragraph under the caption “Underwriting,” (iv) the third sentence of the eighth paragraph under the caption “Underwriting” and (v) the ninth and tenth paragraphs under the caption “Underwriting” in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified party), (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties. Any such separate firm for the Underwriters or their respective directors, officers, employees, affiliates, agents or control persons shall be designated in writing by the Representatives, and any such separate firm for the Company or its directors, officers or control persons shall be designated in writing by the Company. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively, “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall any Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any non-defaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Class A Common Stock shall have been suspended by the SEC or the Nasdaq Stock Market or trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a banking moratorium shall have been declared either by U.S. federal, New York State or North Carolina authorities, (iii) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents, affiliates or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Representatives c/o (i) Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number: +1 (646) 291-1469 and (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, facsimile number: +1 (212) 834-6081; or, if sent to First Citizens BancShares, Inc., will be mailed, delivered or telefaxed to 4300 Six Forks Road, Raleigh, North Carolina 27609, facsimile number: +1 (919) 716-7518, Attention: Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

15. Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 15, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

18. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

19. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law e.g., www.docusign.com) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Underwriters.

Very truly yours,

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Craig L. Nix
Name: Craig L. Nix
Title: Chief Financial Officer

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

By: Citigroup Global Markets Inc.

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Managing Director

By: J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

For themselves and the other several Underwriters named in Schedule II to the foregoing Agreement.

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriting Agreement dated March 6, 2025

Registration Statement No. 333-281553

Representatives: Citigroup Global Markets Inc. and J.P. Morgan Securities LLC

Title, Purchase Price and Description of Securities:

Title of Securities:	5.231% Fixed-to-Floating Rate Senior Notes due 2031 (the “Senior Notes”)

6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040 (the “Subordinated Notes” and, together with the Senior Notes, the “Notes”)

Principal amount:	Senior Notes: $500,000,000
Subordinated Notes: $750,000,000

Purchase price:	Senior Notes: $498,250,000
Subordinated Notes: $746,625,000

Sinking fund provisions:	None

Redemption provisions:	Senior Notes: On or after September 8, 2025 (180 days after the issue date of the Senior Notes), and prior to March 12, 2030 (one year prior to the maturity date of the Senior Notes), make-whole call at Treasury + 20 bps

One-time par call on March 12, 2030 (one year prior to the maturity date of the Senior Notes)

On or after February 12, 2031 (one month prior to the maturity date of the Senior Notes), par call

Subordinated Notes: One-time par call during the three months prior to and including March 12, 2035

On or after September 12, 2039 (six months prior to the maturity date of the Subordinated Notes), par call

Par call if a tax event occurs, if a Tier 2 capital event occurs or if the Company becomes required to register as an investment company pursuant to the Investment Company Act of 1940, as amended

Closing Date, Time and Location: March 12, 2025 at 10:00 a.m. at Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, New York 100017

I-1

Type of Offering: Non-Delayed

Date referred to in Section 5(h) after which the Company may offer or sell securities issued by the Company without the consent of the Representatives: Business Day that is the Closing Date

I-2

SCHEDULE II

Underwriters	Principal Amount of Senior Notes to be Purchased	Principal Amount of Subordinated Notes to be Purchased
Citigroup Global Markets Inc.	$237,500,000	$356,250,000
J.P. Morgan Securities LLC	$237,500,000	$356,250,000
Piper Sandler & Co.	$12,500,000	$18,750,000
U.S. Bancorp Investments, Inc.	$12,500,000	$18,750,000

Total	$500,000,000	$750,000,000

II-1

SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

Information contained on Schedule IV.

III-1

SCHEDULE IV

Filed pursuant to Rule 433

Registration No. 333-281553

Dated March 6, 2025

$500,000,000 5.231% Fixed-to-Floating Rate Senior Notes due 2031 (the “senior notes”)

$750,000,000 6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040 (the “subordinated notes”

and, together with the senior notes, the “notes”)

Pricing Term Sheet

Terms Applicable to the Senior Notes

Issuer:	First Citizens BancShares, Inc. (“BancShares”)

Security:	5.231% Fixed-to-Floating Rate Senior Notes due 2031

Legal Format:	SEC Registered

Aggregate Principal Amount:	$500,000,000

Expected Ratings*:	[Reserved] (Moody’s) / [Reserved] (S&P)

Trade Date:	March 6, 2025

Settlement Date**:	March 12, 2025 (T+4) (“senior notes issue date”)

Maturity Date:	March 12, 2031 (“senior notes maturity date”)

Benchmark Treasury:	UST 4.000% due February 28, 2030

Benchmark Treasury Price and Yield:	99-23 1⁄4; 4.061%

Spread to Benchmark Treasury:	+117 bps

Fixed Rate Period:	The period from (and including) the senior notes issue date to (but excluding) March 12, 2030.

Floating Rate Period:	The period from (and including) March 12, 2030 to (but excluding) the senior notes maturity date.

Interest Rate:

From (and including) the senior notes issue date to (but excluding) March 12, 2030, or the date of earlier redemption (the “senior notes fixed rate period”), interest on the senior notes will be payable at a rate of 5.231% per annum.

From (and including) March 12, 2030 to (but excluding) the senior notes maturity date or the date of earlier redemption (the “senior notes floating rate period”), the interest rate on the senior notes will be equal to the Benchmark (as defined below) plus 141 basis points per annum.

Interest Payment Dates:

Fixed Rate Period

Semi-annually in arrears on each March 12 and September 12, commencing on September 12, 2025, and ending on March 12, 2030 or the date of earlier redemption (each, a “senior notes fixed rate interest payment date”).

Floating Rate Period

Quarterly in arrears on June 12, 2030, September 12, 2030, December 12, 2030 and on the senior notes maturity date or the date of earlier redemption (each, a “senior notes floating rate interest payment date”).

Floating Rate Interest Period:	During the senior notes floating rate period, the period beginning on (and including) a senior notes floating rate interest payment date and ending on (but excluding) the next succeeding senior notes floating rate interest payment date or the senior notes maturity date or date of redemption (each, a “floating rate interest period”); provided that the first floating rate interest period will begin on (and include) March 12, 2030 and will end on (but exclude) the first senior notes floating rate interest payment date.

Interest Determination Date:	The second U.S. Government Securities Business Day preceding the applicable senior notes floating rate interest payment date (each, an “Interest Determination Date”).

Record Date:	The fifteenth calendar day (whether or not a Business Day) preceding the related senior notes fixed rate interest payment date or senior notes floating rate interest payment date, as applicable.

Benchmark:	The “Benchmark” means, initially, the Compounded SOFR Index Rate; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

Redemption:

On or after September 8, 2025 (180 days after the senior notes issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to March 12, 2030 (one year prior to the senior notes maturity date (the “senior notes First Par Call Date”)), we may redeem the senior notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the senior notes matured on the senior notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to (but excluding) the date of redemption, and

(2) 100% of the principal amount of the senior notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to (but excluding) the redemption date.

On the senior notes First Par Call Date, we may redeem the senior notes, in whole but not in part, and on or after February 12, 2031 (one month prior to the senior notes maturity date), we may redeem the senior notes, in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the senior notes being redeemed, plus accrued and unpaid interest thereon to (but excluding) the redemption date.

Denominations:	$2,000 minimum denominations and $1,000 integral multiples thereof.

Use of Proceeds:	BancShares intends to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, the partial or full redemption of certain outstanding long-term debt.

Price to Public:	100.000%

Underwriters’ Discounts:	0.350% of principal amount

Proceeds to Issuer (after underwriters’ discounts, but before expenses):	$498,250,000

CUSIP/ISIN:	31959X AC7 / US31959XAC74

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Piper Sandler & Co. U.S. Bancorp Investments, Inc.

Conflicts of Interest:	An affiliate of U.S. Bancorp Investments, Inc. will be the trustee, paying agent and calculation agent with respect to the senior notes.

Terms Applicable to the Subordinated Notes

Issuer:	First Citizens BancShares, Inc. (“BancShares”)

Security:	6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040

Legal Format:	SEC Registered

Aggregate Principal Amount:	$750,000,000

Expected Ratings*:	[Reserved] (Moody’s) / [Reserved] (S&P)

Trade Date:	March 6, 2025

Settlement Date**:	March 12, 2025 (T+4) (“subordinated notes issue date”)

Maturity Date:	March 12, 2040 (“subordinated notes maturity date”)

Benchmark Treasury:	UST 4.625% due February 15, 2035

Benchmark Treasury Price and Yield:	102-23+; 4.284%

Spread to Benchmark Treasury:	+197 bps

Interest Rate:	From (and including) the subordinated notes issue date to (but excluding) March 12, 2035 (the “subordinated notes reset date”) or the date of earlier redemption, the interest on the subordinated notes will be payable at a fixed rate of 6.254% per annum, and from (and including) the subordinated notes reset date to (but excluding) the subordinated notes maturity date or the date of earlier redemption at a rate per annum which will be the Five-year U.S. Treasury Rate as of the day falling two Business Days prior to the subordinated notes reset date, plus 197 basis points per annum.

Interest Payment Dates:	Interest on the subordinated notes will be payable semi-annually in arrears on each March 12 and September 12 of each year and on any redemption date (each, a “subordinated notes interest payment date”), commencing on September 12, 2025, and ending on the subordinated notes maturity date or date of earlier redemption.

Record Date:	The fifteenth calendar day (whether or not a Business Day) preceding the related subordinated notes interest payment date.

Redemption:

We may, at our option, redeem the subordinated notes in whole, but not in part, during the three months prior to and including the subordinated notes reset date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to (but excluding) the redemption date.

We may also, at our option, redeem the subordinated notes, in whole or in part, on or after September 12, 2039 (six months prior to the subordinated notes maturity date), at any time and from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the subordinated notes being redeemed, plus accrued and unpaid interest thereon to (but excluding) the redemption date.

We may, at our option, redeem the subordinated notes, in whole, but not in part, at any time before the subordinated notes maturity date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, if (i) a “Tax Event” occurs, (ii) a “Tier 2 Capital Event” occurs, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the subordinated notes, plus any accrued and unpaid interest to (but excluding) the date of redemption.

Denominations:	$2,000 minimum denominations and $1,000 integral multiples thereof.

Use of Proceeds:	BancShares intends to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, the partial or full redemption of certain outstanding long-term debt.

Price to Public:	100.000%

Underwriters’ Discounts:	0.450% of principal amount

Proceeds to Issuer (after underwriters’ discounts, but before expenses):	$746,625,000

Subordination:	The subordinated notes will be unsecured, subordinated obligations of BancShares.

CUSIP/ISIN:	31959X AF0 / US31959XAF06

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Piper Sandler & Co. U.S. Bancorp Investments, Inc.

Conflicts of Interest:	An affiliate of U.S. Bancorp Investments, Inc. will be the trustee, paying agent and calculation agent with respect to the subordinated notes.

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A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

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We expect that delivery of the notes will be made against payment for the notes on or about March 12, 2025, which will be the fourth business day following the trade date of March 6, 2025 (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the notes will initially settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

This Pricing Term Sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated March 6, 2025 (the “Preliminary Prospectus”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Other information (including other financial information) presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the information contained herein. Capitalized terms used in this Pricing Term Sheet but not otherwise defined have the meanings given to them in the Preliminary Prospectus. BancShares has filed a registration statement on Form S-3 (Registration No. 333-281553), including the Preliminary Prospectus and an accompanying base prospectus, with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and the base prospectus and other documents that BancShares has filed with the SEC for more complete information about BancShares and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, BancShares, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and the accompanying base prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC toll-free at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.